Exhibit 99.1

Chelsea Therapeutics Submits New Drug Application for NORTHERA™ (droxidopa) for the Treatment of Symptomatic NOH

Charlotte, NC, Sept. 28, 2011 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced that it submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval to market NORTHERA™ (droxidopa), an orally active synthetic precursor of norepinephrine, for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy. In its application, Chelsea requested Priority Review of the NDA, which if granted could lead to a decision for marketing approval from the FDA for Northera in the first quarter of 2012.

NOH is a chronic neurogenic disorder resulting from deficient release of norepinephrine that predominantly affects patients with primary autonomic failure, a group of diseases which includes Parkinson’s disease (PD), multiple system atrophy (MSA) and pure autonomic failure (PAF). Symptoms of NOH include: dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position, often severely limiting a person’s ability to perform routine daily activities that require standing or walking for both short and long periods of time.

“The NDA submission for Northera marks a significant milestone for Chelsea,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We believe the robust clinical data generated by our Phase III program clearly demonstrates that Northera is safe and effective for the treatment of symptomatic NOH. If approved, Northera would be the first treatment that specifically improves symptoms of NOH and reduces their impact on a patient’s ability to perform daily activities that require standing or walking. We look forward to working closely with FDA on this application while progressing other clinical studies currently underway for Northera and our phase II anti-inflammatory program with CH-4051.”

The clinical portion of the NDA filing includes combined safety and efficacy data from Chelsea’s two completed Phase III efficacy studies in NOH (Studies 301 and 302), two long-term open-label extension studies, a dedicated thorough QTc study, and a 24-hour ambulatory blood pressure monitoring safety study.

Northera was previously granted Orphan Drug Designation and received Fast Track designation from the FDA. Fast Track designation is designed to facilitate the review of products that address serious or potentially life-threatening conditions for which there is an unmet medical need.

About Neurogenic Orthostatic Hypotension (NOH)

NOH is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients.

About NORTHERA™ (droxidopa)

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa previously demonstrated clinical benefits in treating both intradialytic hypotension and adult attention deficit hyperactivity disorder in Phase II trials and is currently being evaluated in an ongoing Phase II trial for the treatment of fibromyalgia.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

***

Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com